Exhibit 5.1

September 30, 2011

Propanc Health Group Corporation
576 Swan Street
Richmond, VIC, 3121, Australia

Gentlemen:

We have acted as counsel to Propanc Health Group Corporation, a Delaware corporation (the “Company”) in connection with its filing of a registration statement on Form S-1/A Amendment No. 2 (the “Registration Statement”) covering 14,383,174 shares of common stock, $0.001 par value, to be sold by the selling shareholders (“Selling Shareholders”) and 5,000,000 shares of common stock, $0.001 par value, to be sold by the Company.

In our capacity as counsel to the Company, we have examined the copies of the Company’s Certificate of Incorporation and By-laws, and the registration statement and all exhibits thereto.

With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us.

In addition to the foregoing, we have also relied as to matters of fact upon the representations made by the Company and their representatives. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

On the basis of the foregoing, we are of the opinion that the 14,383,174 shares of common stock to be sold by the Selling Shareholders have been validly authorized, legally issued, fully paid and non-assessable. In addition, the 5,000,000 shares of common stock, $0.001 par value to be sold by the Company, when sold by the Company, will be validly authorized, legally issued, fully paid and non-assessable.

This opinion opines upon Delaware law including all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our Firm in the Prospectus included therein under the caption “Legal Matters”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 (the “Act”) or the rules and regulations of the Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement or prospectus within the meaning of the term “expert” as defined in Section 11 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Gersten Savage, LLP
Gersten Savage, LLP